EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Blonder Tongue Appoints Bruce Gureck as Executive Vice President & Chief Operating Officer

OLD BRIDGE, NJ / April 24, 2018 / Blonder Tongue Laboratories, Inc. (NYSE American: BDR) announced that effective April 23, 2018, the Company's Board of Directors has appointed Bruce A. Gureck as its Executive Vice President and Chief Operating Officer.

Bruce will report directly to Bob Pallé, the Company's, CEO and President.  Initially, Bruce will focus on the Company's engineering, marketing, and sales activities.  The heads of each of those departments will report directly to Bruce.

Bruce is a degreed engineer and seasoned leader, with significant experience working in the satellite, cable, and telecommunications industries.  Bruce has led successful development, marketing, and sales teams for more than 25 years, building and managing high-growth, high technology, sales and manufacturing organizations.

Immediately prior to joining Blonder Tongue, Bruce served as Chief Technology Officer at Humax, a $1.4 Billion revenues electronics manufacturer, where his responsibilities included defining product direction, developing customer relationships and expansion of that company's presence in existing and new product markets.

Bruce spent 11 years with Pace plc, rising to the level of Chief Product and Strategy Officer, working closely with the CEO to expand their development, sales, and market penetration worldwide.  During his tenure at Pace, Bruce drove acquisitions, product management and engineering efforts, which resulted in a significant positive impact on the company's overall value.  Bruce's tenure culminated with the 2015 sale of Pace to Arris in a $2.1 Billion transaction, at a premium to market of more than 25%.  Bruce remained with Arris, post-acquisition, until 2016.

Prior to his tenure at Pace, Bruce held several other significant leadership positions, including an integral role in the formation and growth of Digital Latin America, a partnership between General Instrument Corporation, Liberty Media and Hicks, Muse, Tate & Furst, preceded by several years with General Instrument Corporation as a Product Manager for digital TV products.

Commenting on Bruce's appointment, CEO and President, Bob Pallé said "We are extremely pleased that Bruce has joined the Blonder Tongue family. Over Bruce's nearly 30-year career in the cable, satellite, and telecom markets, Bruce has proven to be a highly motivated and effective leader, driven to deliver bottom-line results, with a focus on the enhancement of shareholder value."

Regarding his appointment as Chief Operating Officer, Bruce Gureck said "I am proud to be joining a company that has delivered innovative and quality products to the industry for many decades.  It will be exciting to work with the team that built the BT legacy and to become a part of Blonder Tongue's bright future."

In connection with Bruce's appointment as Chief Operating Officer, the Company has granted him an employment inducement award comprised of an aggregate of 400,000 shares of restricted stock, subject to time-based vesting conditions.  One quarter of the aggregate inducement award (100,000 shares) will vest on each of the next four one-year anniversaries after the effective date, April 23, 2018, provided that Bruce remains an active employee of the Company on each such date.  The inducement award contains certain acceleration provisions in the event of a change in control.  The inducement award of shares of restricted stock was made outside of the Company's 2016 Employee Equity Incentive Plan and approved by the Compensation Committee of the Company's Board of Directors in reliance on the employment inducement exception to shareholder approval provided under the NYSE American Company Guide, Section 711(a), which requires public announcement of inducement awards.

More. . .

About Blonder Tongue

Blonder Tongue Laboratories, Inc. together with R. L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products.  As a leader in the field of cable television communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses. The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks.  Additional information on the Company and its products can be found at www.blondertongue.com, and www.rldrake.com.
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes "forward-looking" statements and accordingly, the cautionary statements contained in Blonder Tongue's Annual Report and Form 10-K for the year ended December 31, 2017.  (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words "believe", "expect", "anticipate", "project", "target", "intend", "plan", "seek", "estimate", "endeavor", "should", "could", "may" and similar expressions are intended to identify forward-looking statements.  In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue's actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue's "forward-looking" statements.
Contacts
Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000
Robert J. Pallé
Chief Executive Officer & President
bpalle@blondertongue.com
(732) 679-4000

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